Exhibit 99.1

For Immediate Release

Socket Mobile Contacts:	Editorial Contact:
David Dunlap	Theresa Chavez
Chief Financial Officer	Ketchum
510/933-3035	415/984-6138
dave@socketmobile.com	theresa.chavez@ketchum.com

Investor Relations Contact:
Carol Montalvo	Todd Kehrli or Jim Byers
Sr. Marketing Communications Manager	MKR Group, Inc.
510/933-3051	323/468-2300
carol@socketmobile.com	sckt@mkr-group.com

SOCKET MOBILE REPORTS 2006 FOURTH QUARTER
& YEAR-END FINANCIAL RESULTS

NEWARK, Calif., - February 21, 2007 - Socket Communications, Inc. (NASDAQ: SCKT), dba Socket Mobile, Inc., an innovative provider of mobile productivity products for the mobile workforce, today reported financial results for the 2006 fourth quarter and year ended December 31, 2006.

Revenue for the full 2006 year totaled $25.0 million, compared to $25.0 million in 2005. Net loss applicable to common stockholders for 2006 was $2.9 million, or a loss of $0.09 per share, compared to a net loss applicable to common stockholders of $215,000, or a loss of $0.01 per share, for 2005. The portion of the net loss in 2006 attributable to stock option expensing was $1,215,000 or $0.04 per share. Stock option expensing commenced in 2006. Socket used $400,000 in cash flow for operations for 2006, while generating positive cash flow from operations of $2.2 million in 2005. Cash and cash equivalents were approximately $6.1 million at December 31, 2006, a decrease of 11% compared to $6.8 million at December 31, 2005.

Revenue for the fourth quarter of 2006 was $5.4 million, compared to revenue of $5.9 million for the same quarter a year ago. Net loss applicable to common stockholders for the fourth quarter was $1.3 million, or a loss of $0.04 per share, compared to a net loss applicable to common stockholders of $252,000, or a loss of $0.01 per share, in the fourth quarter of 2005. The portion of the net loss attributable to stock option expensing in the 2006 quarter was $281,000 or $0.01 per share.

Kevin Mills, president and chief executive officer, commented, "While our business has been impacted for some time by the availability of handheld computers for mobile corporate deployments, it was particularly acute during the second half of 2006. We believe the mobile computing market remains strong and continues to present significant opportunity for Socket. We made considerable strategic investments in personnel and products during the year to capitalize on changing conditions in the mobile computing market and to position Socket for growth in 2007.

"We enter 2007 with a new strategic direction including a soon to be released mobile handheld computer, our Company is doing business under a new name that better reflects our focus on the mobile marketplace, and we have a new Company headquarters with expanded facilities to better support our strategic growth plans going forward. Socket intends to be a one-stop supplier of mobile computing systems specifically designed to address the requirements of mobile workers involved in the sizable and underserved small-to-medium business mobility market."

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PST to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-8033 from within the U.S. or (201) 689-8033 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 227552#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com.

About Socket Mobile
Socket Mobile makes mobility computing and productivity work. The combination of a hand-held mobile computer and one of the most complete portfolios of essential mobile data collection and network connectivity peripherals enables mobile automation and productivity increases for small-to-medium solution deployments in companies of any size. The company also offers OEM partner solutions and software development programs. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include, but are not limited to, statements indicating our new handheld mobile computer product introduction, including details on the timing and distribution of the product, and statements predicting trends, sales and market opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk that our new product introduction may be delayed or not happen as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated once the product has been introduced into the market, the risk that our integrator program and current distribution channels may not choose to distribute the new product or may not be successful in doing so, the risk that acceptance of our new product in vertical application markets may not happen as anticipated and the risk that evidence of strength in the mobile computing market may not be indicative of a trend, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket is a registered trademark of Socket Communications, Inc., dba Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2007, Socket Communications, Inc. dba Socket Mobile, Inc. All rights reserved.

--Financial tables to follow--

Socket Communications, Inc. Condensed Summary Statements of Operations (Amounts in thousands except per share amounts)
	Year ended Dec 31,		Three Months ended Dec 31,
	2006*	2005*	(Unaudited) 2006	(Unaudited) 2005
Revenue	$ 24,981	$ 25,034	$ 5,393	$ 5,924
Cost of revenue	12,790	12,445	2,800	2,977
Gross profit	12,191	12,589	2,593	2,947
Gross profit percent	49%	50%	48%	50%
Research and development	5,137	3,511	1,383	876
Sales and marketing	7,145	6,590	1,703	1,743
General and administrative	2,698	2,539	620	564
Amortization of intangible technology	140	203	33	36
Total operating expenses	15,120	12,843	3,739	3,219
Interest income, net	(167)	(87)	(39)	(32)
Deferred tax expense	150	--	150	--
Net loss	(2,912)	(167)	(1,257)	(240)
Preferred stock dividends	(11)	(48)	--	(12)
Net loss applicable to common stockholders	$ (2,923)	$ (215)	$ (1,257)	$ (252)
Basic and diluted net loss per share applicable to common stockholders	$ (0.09)	$ (0.01)	$ (0.04)	$ (0.01)
Weighted average shares outstanding: Basic Fully Diluted	31,447 31,447	30,181 30,181	31,851 31,851	30,211 30,211
*Derived from audited financial statements.

Reconciliation of Net Loss to Cash Flow from (Used by) Operations
(Amounts in thousands)	Year ended Dec 31,
	2006*	2005*
Net loss	$ (2,912)	$ (167)
Add back Non-cash charges:
Depreciation/amortization of property	735	440
Amortization of intangible assets	141	203
Deferred taxes	150	--
Foreign currency (gain) loss	(66)	48
Compensatory stock option grants	1,215	21
Change in deferred rent	(33)	(33)
Cash flow from (used by) operations before working capital changes	(770)	512
Working capital changes	370	1,671
Cash flow from (used by) operations	$ (400)	$ 2,183
*Derived from audited financial statements.

Socket Communications, Inc. Condensed Summary Balance Sheets (Amounts in thousands)
	December 31,
	2006*	2005*
Cash	$ 6,104	$ 6,833
Accounts receivable	2,699	2,953
Inventories	2,350	2,195
Other current assets	193	315
Property and equipment, net	742	628
Goodwill	9,798	9,798
Intangible technology	609	749
Other assets	292	164
Total Assets	$ 22,787	$ 23,635

Accounts payable and accrued liabilities	$ 3,192	$ 3,346
Bank line of credit	2,213	2,309
Deferred income on shipments to distributors	1,473	1,114
Other non-current liabilities	158	51
Common and convertible preferred stock	52,563	50,704
Accumulated deficit	(36,812)	(33,889)
Total Liabilities and Equity	$ 22,787	$ 23,635
*Derived from audited financial statements.

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